EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

October 16, 2007

For more information contact:

Richard L. Browdy, President

Albert J. Finch, Chairman of the Board

(954) 776-2332

(954) 776-2332

OptimumBank Holdings Announces Quarterly and Nine-Month Results

Fort Lauderdale, FL (October 16, 2007).  OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, reported net income of $438,501, or $.15 per basic share, for the third quarter ended September 30, 2007, as compared to net income of  $450,598, or $.15 per basic share, for the prior year quarter ended September 30, 2006. Net income for the nine-month period ended September 30, 2007 was $1,240,478 or $.42 per basic share, as compared to $1,454,010, or $.49 per basic share, for same period last year.  Chairman of the Board Albert Finch said, “We are very pleased with our results despite an unprecedented weak real estate market.  The Company is reaping the benefits of an ongoing lending philosophy that has only been in the “prime” loan sector.”

Company assets increased to $246.2 million at September 30, 2007, as compared to $225.7 million at September 30, 2006, a 9.1% increase.  The Company’s net loan portfolio declined to $178.1 million, as compared to $181.9 million at September 30, 2006. The Company’s securities portfolio increased to $58.3 million at September 30, 2007, as compared to $33.4 million at September 30, 2006.   At September 30, 2007, the Bank had no real estate owned and past due and non accrual loans amounted to $353,000 or .14% of total assets.  President Richard L. Browdy noted, “We are fortunate to have minimal problem loans in this weak real estate market. Our conservative lending philosophy is keeping the Company on a strong course.”

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties.  The Bank also offers internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281